Exhibit 99.1

Crown Media Holdings Announces Operating Results

for Second Quarter of 2011

STUDIO CITY, CA — August 4, 2011 - Crown Media Holdings, Inc. (NASDAQ:CRWN) today reported its operating results for the three and six months ended June 30, 2011.

Operating Highlights

•                  Positive financial results.  Advertising revenues and subscriber license fees for the quarter combined to generate an increase of 16% for the second quarter as compared to the prior year.  These gains along with prudent cost control contributed to an 18% increase in Adjusted EBITDA for the quarter as compared to 2010.

•                  Continued success for Hallmark Movie Channel.   Hallmark Movie Channel recorded dramatic improvements in ratings for the year-to-date.  According to Nielsen, for the first six months of 2011, delivery of nearly every key demographic and total households more than doubled for both Total Day and Prime Time.  With subscribers currently at more than 42 million, Hallmark Movie Channel has been able to harness this momentum to generate significant growth in advertising revenue.

•                  Solid results for Original Movie premieres.  Hallmark Channel aired five Original Movie premieres in the second quarter which were well received and ranked among the top programs for viewer engagement, a key measure for advertiser appeal.  Hallmark Channel and Hallmark Movie Channel expect to air a combined total of 30 original movies in 2011, making this one of the most robust schedules in the network’s history, including a program featuring the new royal couple, William and Catherine: A Royal Romance.

“We were successful in delivering a solid quarter of financial results, based on a strong advertising market, growth in our subscribers, and our continuing ability to maintain a cost-effective operating structure in order to maximize our bottom line” noted Bill Abbott, President and CEO of Crown Media, “This profile enabled us to access the institutional markets to refinance our existing debt, significantly lowering our borrowing costs and ensuring long-term stability.

“We are confident in our ability to deliver equally strong results for the remainder of the year, with a solid line-up of Original Movies, a new season of Hallmark Channel daytime programming block with The Martha Stewart Show and the all-new Emeril’s Table debuting in September, and continued growth for Hallmark Movie Channel.  We expect these revenue drivers to add up to record revenue and Adjusted EBITDA for the 2011. ”

Financial Results

Historical financial information is provided in tables at the end of this release.

Operating Results

Crown Media reported revenue of $76.2 million for the second quarter of 2011, a 16% increase from $65.7 million for the second quarter of 2010. Subscriber fee revenue increased 14% to $18.1 million from $15.9 million in the second quarter of 2010 due to contractual rate increases and the resolution of a distribution agreement with one of its multiple system operators.  Advertising revenue increased 16% to $57.9 million during the quarter, from $49.8 million in the second quarter of 2010 due to higher CPM rates. Advertising revenue from the Hallmark Movie Channel increased from $4.2 million for the three months ended June 30, 2010, to $8.5 million for the three months ended June 30, 2011.

Crown Media reported revenue of $149.7 million for the six months ended June 30, 2011, a 12% increase from $134.1 million for the six months ended June 30, 2010. Subscriber fee revenue increased 9% to $35.9 million, from $32.9 million in the prior year’s period. Subscriber revenue increased in 2011 primarily due to contractual rate increases offset in part by the lack of a distribution agreement with one multiple system operator. Advertising revenue increased 12% to $113.6 million during the six months ended June 30, 2011, from $101.1 million during the six months ended June 30, 2010.

For the second quarter of 2011, cost of services increased 19% to $39.2 million from $32.9 million during the same quarter of 2010. Within cost of services, programming expenses increased 20% quarter over quarter to $36.3 million due to the increase of new programming that became available for viewing during the second quarter of 2011.

For the six months ended June 30, 2011, cost of services increased 15% to $74.3 million from $64.8 million during the same period of 2010. Within cost of services, programming expenses increased 15% period over period to $68.4 million.  Other cost of services including amortization of capital leases increased 9% from $5.4 million to $5.9 million for the six months ended June 30, 2011.

Selling, general and administrative expense increased 2% for the second quarter of 2011 to $12.5 million from $12.3 million during the same quarter of 2010. Research costs increased $0.5 million due to the growth in Hallmark Movie Channel subscribers and employee costs increased $0.8 million. In 2010 the Company recorded $1.0 million of non-recurring debt issuance costs in conjunction with the Recapitalization.

Selling, general and administrative expense increased 16% for the six months ended June 30, 2011, to $28.3 million from $24.3 million during the same period of 2010. Research costs increased $1.1 million due to ratings information being provided for the Hallmark Movie Channel from April 1, 2010 and growth in its subscribers, and employee costs increased $1.1 million. The Company recorded non-recurring debt issuance costs and banking fees attributable to the 2010 Recapitalization of $1.0 million and $2.5 million in 2010 and 2011, respectively.

Marketing expenses of $0.9 million for the six months ended June 30, 2011, decreased from $1.4 million for the six months ended June 30, 2010, due to a reduction in major advertising campaigns.

Income tax expense was $0.4 million for the quarter ended June 30, 2011, and income tax benefit was $43.4 million for the six months ended June 30, 2011, respectively. During the six months ended June 30, 2011, the Company released a portion of its valuation allowance and has recognized an unreserved deferred tax asset of approximately $44.2 million on its balance sheet as of June 30, 2011.  This also results in a non-cash reduction in income tax expense.

Income tax expense of approximately $2.9 million for both the three and six months ended June 30, 2010, was a result of the recapitalization.  This expense was recorded in accordance with generally accepted accounting principles, but did not result in any cash payments being made to either Hallmark Cards or the Internal Revenue Service.

In April 2011, the Company paid Hallmark Cards $5.1 million under a federal tax sharing agreement relating to income generated in first quarter of 2011, and in July 2011 paid $5.4 million in respect of the second quarter.

Adjusted EBITDA was $25.0 million for the second quarter of 2011 compared to $21.2 million for the same period last year.  Cash provided by operating activities totaled $6.9 million for the second quarter of 2011 compared to $21.0 million for the same period last year.  The net income to common shareholders for the quarter ended June 30, 2011, totaled $12.1 million, or $0.03 per share, compared to a net loss to common shareholders of $9.0 million, or $0.08 per share, in the second quarter of 2010.

Adjusted EBITDA was $50.9 million for the six months ended June 30, 2011, compared to $46.0 million for the same period last year. Cash provided by operating activities totaled $14.1 million for the six months ended June 30, 2011, compared to $28.8 million for the same period last year.  Net income to common shareholders for the six months ended June 30, 2011, totaled $59.6 million, or $0.17 per share, compared to a net loss to common shareholders of $11.3 million, or $0.11 per share, for the six months ended June 30, 2010.

Conference Call and Webcast to be Held Thursday, August 4th at 11:00 a.m. ET

Crown Media Holdings’ management will conduct a conference call today at 11:00 a.m., Eastern Time to discuss the results of the second quarter of 2011.  Investors and interested parties may listen to the call via a live webcast accessible through the investor relations’ section of the Company’s web site at www.hallmarkchannel.com, or by dialing (866) 783-2138 (Domestic) or (857) 350-1597 (International) and using the pass code “Crown Media Second Quarter Earnings Conference Call.”  For those listeners accessing the call through the Company’s website, please register and download audio software at the site at least 15 minutes prior to the start time.  The webcast will be archived on the site, while a telephone replay of the call is available for 7 days beginning at 1:00 p.m. Eastern Time, Thursday, August 4th, at 888-286-8010 (Domestic) or 617-801-6888 (International), using pass code number 71611217.

About Crown Media Holdings

Crown Media Holdings, Inc. (NASDAQ:CRWN) is the corporate parent for the portfolio of cable networks and related businesses under Crown Media Family Networks. The Company currently operates and distributes Hallmark Channel in both high definition (HD) and standard definition (SD) to almost 88 million subscribers in the U.S. Hallmark Channel is the nation’s leading network in providing quality family programming with an ambitious slate of original TV movies and general entertainment, and is the home of The Martha Stewart Show and other home and lifestyle content. Hallmark Channel’s sibling network is Hallmark Movie Channel, also available in HD and SD, distributed to almost 42 million homes and one of America’s fastest-growing cable networks. Hallmark Movie Channel provides family-friendly movies with a mix of classic theatrical films, presentations from the acclaimed Hallmark Hall of Fame library, original Hallmark Channel movies and special events.  In addition, Crown Media Family Networks also includes the online offerings of HallmarkChannel.com and HallmarkMovieChannel.com.

Forward-looking Statements

Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; our ability to address our liquidity needs; our incurrence of losses; our substantial indebtedness affecting our financial condition and results; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company’s most recent 10-K and 10-Q Reports.  Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Use of Adjusted EBITDA

Crown Media evaluates operating performance based on several factors, including Adjusted EBITDA.  Our calculation of Adjusted EBITDA adds back non-cash expenses and other items mentioned below.

Our measure of Adjusted EBITDA differs from the normal definition of EBITDA (earnings before interest, taxes, depreciation and amortization) used by most companies. We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, subscriber acquisition fee amortization, and other non-cash expenses. For this purpose, restricted stock unit compensation and long term incentive plan expense are treated as non-cash items, although they may result in cash payments during subsequent periods.  See “Selected Unaudited Financial Information” below for a reconciliation to GAAP net income.  Management views Adjusted EBITDA as a critical measure of our operating performance and monitors this measure closely. We disclose Adjusted EBITDA so that our investors can have some of the same information available to our management to evaluate their investment in our Company.

We also believe that an Adjusted EBITDA provides an indication of the Company’s ability to generate cash flows from operating activities since our non-cash expenses are excluded from our calculation of Adjusted EBITDA.  The Adjusted EBITDA calculation allows the Company to assess how much is available to pay debt service and gives a further indication of how much remains to fund discretionary expenditures such as the acquisition of programming or additional subscriber base. However, Adjusted EBITDA should be considered in addition to, not as a substitute for, historical operating income or loss, net loss, cash flow from operations and other measures of financial performance reported in accordance with accounting principles generally accepted in the United States.

Adjusted EBITDA differs significantly from cash flows from operating activities reflected in the consolidated statement of cash flows. Cash flow from operating activities is net of interest and taxes paid and is a more comprehensive determination of periodic income on a cash basis, exclusive of non-cash items of income and expenses such as depreciation and amortization. In contrast, Adjusted EBITDA is derived from accrual basis income and is not reduced for cash invested in working capital. Consequently, Adjusted EBITDA is not affected by the timing of receivable collections or when accrued expenses are paid. We are not aware of any uniform standards for determining EBITDA or our Adjusted EBITDA and believe that our calculation of Adjusted EBITDA is probably calculated differently than presentations of EBITDA by other entities because our calculation was based upon the definition in a bank credit agreement.

For additional information, please contact:

Investors and Press

Mindy Tucker

IR Focus

914.725.8128

mindy@irfocusllc.com

Annie Howell

Crown Media

212.445.6690

anniehowell@hallmarkchannel.com

Crown Media Holdings, Inc.

Unaudited Consolidated Income Statement Information

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues:
Subscriber fees	$18,132	$15,872	$35,881	$32,866
Advertising	57,686	49,682	113,290	100,928
Advertising by Hallmark Cards	228	144	358	208
Other revenue	104	11	216	85
Total revenue	76,150	65,709	149,745	134,087
Cost of services:
Hallmark affiliate programming	405	410	786	837
Non-affiliate programming	35,860	29,804	67,586	58,534
Amortization of capital lease	290	290	579	579
Contract termination	—	—	—	103
Other cost of services	2,651	2,423	5,314	4,728
Total cost of services	39,206	32,927	74,265	64,781
Selling, general and administrative expenses	12,535	12,259	28,271	24,287
Marketing expense	543	464	893	1,437
Depreciation and amortization	367	383	752	766
Loss from sale of film assets	—	155	—	155
Income from operations before interest and income tax expense	23,499	19,521	45,564	42,661
Interest expense	(1,535)	(25,606)	(3,330)	(51,070)
Income (loss) from operations before income tax expense	21,964	(6,085)	42,234	(8,409)
Income tax benefit (expense)	(419)	(2,897)	43,408	(2,897)
Net income (loss) before gain from sale of discontinued operations	21,545	(8,982)	85,642	(11,306)
Gain from sale of discontinued operations	189	—	189	—
Net income (loss)	21,734	(8,982)	85,831	(11,306)
Income to Preferred Stockholder	(9,683)	—	(26,277)	—
Net income (loss) to common stockholders	$12,051	$(8,982)	$59,554	$(11,306)
Net income (loss) per share — basic	$0.03	$(0.08)	$0.17	$(0.11)
Net income (loss) per share — diluted	$0.03	$(0.08)	$0.17	$(0.11)
Weighted average shares outstanding	359,676	110,452	359,676	107,620

Crown Media Holdings, Inc.

Unaudited Consolidated Balance Sheets

(In thousands, except share and per share data)

	As of June 30,	As of December 31,
	2011	2010

ASSETS

Cash and cash equivalents	$7,074	$30,565
Accounts receivable, less allowance for doubtful accounts of $446 and $141, respectively	68,996	77,684
Program license fees	102,340	99,574
Deferred tax asset	3,300	—
Prepaid program license fees	15,628	4,099
Prepaid and other assets	2,370	2,367
Total current assets	199,708	214,289
Program license fees	158,351	136,503
Property and equipment, net	11,803	12,701
Goodwill	314,033	314,033
Deferred tax asset	40,900	—
Prepaid and other assets	3,090	1,008
Total assets	$727,885	$678,534

LIABILITIES AND STOCKHOLDERS’ DEFICIT

LIABILITIES
Accounts payable and accrued liabilities	$20,631	$27,835
Audience deficiency reserve	21,101	26,954
License fees payable	114,678	104,286
Payables to Hallmark Cards affiliates	7,679	1,005
Notes and interest payable to HC Crown	2,100	38,174
Total current liabilities	166,189	198,254
Accrued liabilities	19,436	18,972
License fees payable	39,242	33,818
Notes payable to HC Crown	392,037	379,521
Total liabilities	616,904	630,565

COMMITMENTS AND CONTINGENCIES

REDEEMABLE PREFERRED STOCK, $0.01 par value; 1,000,000 shares authorized; issued and outstanding shares of 185,000 as of June 30, 2011, and December 31, 2010, respectively	200,571	198,934

STOCKHOLDERS’ DEFICIT
Class A common stock, $.01 par value; 500,000,000 shares authorized; 359,675,936 shares issued and outstanding as of both June 30, 2011, and December 31, 2010, respectively	3,597	3,597
Paid-in capital	1,981,182	1,991,157
Accumulated deficit	(2,074,369)	(2,145,719)
Total stockholders’ deficit	(89,590)	(150,965)
Total liabilities and stockholders’ deficit	$727,885	$678,534

Crown Media Holdings, Inc.

Selected Unaudited Financial Information

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Net income (loss)	$21,734	$(8,982)	$85,831	$(11,306)
Loss from sale of film assets	—	155	—	155
Gain from sale of discontinued operations	(189)	—	(189)	—
Subscriber acquisition fee amortization expense	298	526	596	1,052
Depreciation and amortization	657	673	1,331	1,345
Interest expense	1,535	25,606	3,330	51,070
Income tax (benefit) expense	419	2,897	(43,408)	2,897
Bank fees	—	—	2,500	—
Long term incentive plan expense	503	289	867	716
Restricted stock unit compensation	6	33	46	109
Adjusted earnings before interest, taxes, depreciation and amortization	$24,963	$21,197	$50,904	$46,038

Programming and other amortization	33,567	30,322	62,971	59,565
Provision for allowance for doubtful account	129	6	301	32
Changes in operating assets and liabilities:
Change to program license fees	(33,824)	(10,917)	(87,584)	(27,819)
Change to prepaid program license fees	577	1,537	(11,529)	(9,659)
Change in license fees payable	(3,478)	(18,065)	18,363	(33,196)
Change to subscriber acquisition fees	—	—	(750)	(750)
Change in subscriber acquisition fees payable	(750)	(1,212)	(250)	(462)
Interest paid	(929)	(9,410)	(2,187)	(14,764)
Changes in other operating assets and liabilities, net of adjustments above	(13,307)	7,559	(16,109)	9,803
Net cash provided by operating activities	$6,948	$21,017	$14,130	$28,788

Crown Media Holdings, Inc.

Selected Unaudited Cash Flow Statement Information

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Net cash provided by operating activities	$6,948	$21,017	$14,130	$28,788
Net cash used in investing activities	(461)	(715)	(701)	(1,112)
Net cash used in financing activities	(13,931)	(18,725)	(36,920)	(19,940)
Net (decrease) increase in cash and cash equivalents	(7,444)	1,577	(23,491)	7,736
Cash and cash equivalents, beginning of period	14,518	16,615	30,565	10,456
Cash and cash equivalents, end of period	$7,074	$18,192	$7,074	$18,192